Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

     We consent to use in this Amendment No. 1 to Registration Statement No. 333-46882 of Pathmark Stores, Inc. on Form S-1 of our report dated April 27, 2000, except for Note 2, as to which the date is September 19, 2000 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Historical Consolidated Financial Data" and "Experts" in such Prospectus.


/s/ Deloitte & Touche, LLP
Parsippany, New Jersey

October 17, 2000